Exhibit 2.1.1

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This First Amendment to Business Combination Agreement, dated as of October 3, 2022 (this “Amendment”), is made and entered into by and among Fat Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number 374480 (“Acquiror”) and Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares, with company registration number 201526265R (the “Company”).

WHEREAS, Acquiror and the Company are parties to that certain Business Combination Agreement dated as of August 26, 2022 (the “Original Agreement”), and Acquiror and the Company desire to amend the Original Agreement as set forth below;

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror and the Company agree as follows:

1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings ascribed to such terms in the Original Agreement. From and after the date of the Amendment, references to the Agreement shall mean the Original Agreement as amended by this Amendment.

2.	Amendment to Section 8.6 – Nasdaq Listing. Section 8.6 of the Original Agreement is hereby deleted and replaced in its entirety with the following new Section 8.6:

Nasdaq Listing. From the date of this Agreement through the earlier of the Closing and termination of this Agreement, the Company shall provide all reasonable assistance reasonably required by Acquiror in order for Acquiror to cause the Acquiror Class A Ordinary Shares to be issued in connection with the Transactions to be approved for listing on the Nasdaq Global Market and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Closing Date.

3.	Amendment to Section 9.2 – Nasdaq. Section 9.2 of the Original Agreement is hereby deleted and replaced entirely with the following:

Nasdaq. From the date of this Agreement through the Closing, Acquiror shall use its reasonable best efforts to (a) ensure that the Acquiror Ordinary Shares remain listed on the Nasdaq Global Market and (b) cause the Acquiror Class A Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Closing.

4.	Amendment to Section 9.8(a) – Employment Matters. Section 9.8(a) of the Original Agreement is hereby deleted and replaced in its entirety with the following new Section 9.8(a):

(a)	Incentive Equity Plan. Prior to the effectiveness of the Registration Statement, the board of directors of Acquiror shall approve and adopt the Equity Incentive Plan which shall be solely for the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Product Officer, Chief Operations Officer or Chief Delivery Officer, Chief Revenue Officer and Chairman of Acquiror, or the person performing the equivalent function of any of the foregoing positions regardless of title (the “Incentive Equity Plan”), in the form attached hereto as Exhibit H and in the manner prescribed under applicable Laws, effective as of the Closing Date, which will provide that the total awards under such Incentive Equity Plan will be 2,000,000 Acquiror Class A Ordinary Shares.

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5.	Amended Exhibit H – Form of Incentive Equity Plan. The Original Agreement is hereby amended by deleting Exhibit H thereto and replacing it with the new Exhibit H attached hereto.

6.	Amendment to Section 9.10 – PIPE Investment. Section 9.10 of the Original Agreement is hereby amended by deleting the first sentence thereof and replacing such deleted sentence with the following sentence:

Without limiting anything to the contrary contained herein, during the Interim Period, Acquiror shall use its commercially reasonable efforts to enter into and consummate Subscription Agreements with investors mutually reasonably acceptable to Acquiror and the Company relating to a PIPE Investment, and Acquiror and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Acquiror).

7.	Amendment to Section 11.1(d) – Conditions to Obligations of Acquiror and the Company at Closing. Section 11.1(d) of the Original Agreement is hereby deleted and replaced in its entirety with the following new Section 11.1(d):

(d)	Acquiror’s listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and the Acquiror Class A Ordinary Shares to be issued in connection with the Transactions, including the Acquiror Class A Ordinary Shares issuable pursuant to the Incentive Equity Plan, shall have been approved for listing on the Nasdaq Global Market, subject to official notice of issuance.

8.	Amendment to Section 11.1 – Conditions to Obligations of Acquiror and the Company at Closing. Section 11.1 of the Original Agreement is hereby amended by (i) deleting the word “and” at the end of Section 11.1(g), (ii) replacing the period at the end of Section 11.1(h) with a semicolon, (iii) replacing the period at the end of Section 11.1(i) with a semicolon followed by the word “and” and (iv) adding the following new Section 11.1(j):

(j)	Holders of Acquiror Class A Ordinary Shares shall have duly, properly and timely elected (and not withdrawn such election) to have the Acquiror redeem an aggregate of at least 5,200,000 Acquiror Class A Ordinary Shares in the Acquiror Share Redemption and duly, properly and timely taken all such actions and executed and delivered all such documents and instruments as may be necessary to permit the Acquiror to cause the redemption of such shares.

9.	No other Amendments. The Original Agreement remains in full force and effect and is unamended except as explicitly set forth in this Amendment.

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10.	Governing Law. This Amendment shall be deemed to have been executed and to be performed within the State of New York, and all claims or causes of action based upon, arising out of, or related to this Amendment or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.	Counterparts; Electronic Execution. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Amendment (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable Law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Signatures on following page.

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IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

FAT PROJECTS ACQUISITION CORP.

By:	/s/ David Andrada
Name:	David Andrada
Title:	Co-CEO and CFO and Director

AVANSEUS HOLDINGS PTE. LTD.

By:	/s/ Bhargab Mitra
Name:	Bhargab Mitra
Title:	Director

Signature page to First Amendment to Business Combination Agreement

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EXHIBIT H

FORM OF [AVANSEUS HOLDINGS CORPORATION] 2022 INCENTIVE EQUITY PLAN

1.	PURPOSE OF THE PLAN

The purpose of the [Avanseus Holdings Corporation] (the “Company”) Incentive Equity Plan (the “Incentive Equity Plan”) is to promote the interests of the Company by providing the seven most senior officers of the Company with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth, profitability and financial success of the Company.

A total of 2,000,000 of the Company’s Ordinary Shares are approved and reserved for issuance pursuant to awards made pursuant to the Incentive Equity Plan.

2.	DEFINITIONS

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company, as applicable. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean applicable laws, rules, regulations and requirements, any stock exchange rules, regulations or guidelines, the applicable laws, rules or regulations of any other country or jurisdiction where any Share Awards are granted under the Incentive Equity Plan, or where Participants reside or provide services, and the orders and requirements of governmental authorities in any such jurisdiction, as such laws, rules, regulations, orders and requirements shall be in effect from time to time.

“Articles” shall mean the memorandum and articles of association of the Company (as may be amended or restated from time to time).

“Bad Leaver” shall mean a termination of the Participant’s Employment by the Company or its subsidiary, as applicable, for Cause.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise defined in the Participant’s employment agreement with the Company or any subsidiary of the Company or in the Participant’s Share Award Grant Agreement in which case such definition shall govern:

(a)	a material failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates (other than as a result of physical or mental illness or injury);

(b)	the Participant’s willful misconduct or gross negligence which is injurious to the Company or any subsidiary of the Company or any of its Affiliates (whether financially, reputationally or otherwise);

(c)	the Participant’s unauthorized removal from the premises of the Company or any subsidiary of the Company of any document (in any medium or form) relating to the Company or any subsidiary of the Company, any of its Affiliates, or the customers of the Company;

(d)	the commission by the Participant of any felony or other serious crime;

(e)	a breach by the Participant of the terms of any agreement with the Company or any subsidiary of the Company or any material policies of the Company or any subsidiary of the Company applicable to the Participant, including without limitation any provision of the Incentive Equity Plan and/or the Share Award Grant Agreement; or

(f)	Competing.

If, subsequent to the termination of a Participant’s Employment, it is discovered that the Participant engaged in conduct which the Committee determines in good faith could have resulted in Participant’s Employment being terminated for Cause, as such term is defined above, or if the Participant Competes, the Participant’s Employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

“Change of Control” shall mean (a) any sale, transfer or other disposition of Ordinary Shares, in a single transaction or series of related transactions, as a result of which a third party acquires more than 50% of the Ordinary Shares (and in such event, only with respect to Ordinary Shares actually sold), (b) a sale, transfer, exclusive licensing or other disposition, in a single transaction or series of related transactions, of more than 50% of the Company’s assets, including assets that are not and cannot be part of the asset side of the balance sheet, to a third party, (c) a merger or any reorganization whereby the Company is not the surviving entity (unless the holders of the share capital of the Company immediately prior to such event continue to hold more than 50% of the voting and economic interest of the surviving entity following such event) or (d) any other transaction resulting in a change of control of the Company (as used in this sub-clause (d), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise).

“Committee” shall mean the Compensation Committee of the Board or any other committee appointed by the Board pursuant to Section 3 from time to time to administer the Incentive Equity Plan, and if no such committee exists or has been appointed, the Board.

“Compete” shall mean any actions by a Participant that (i) are not authorized by the Company and are intended to further the business interests of a company that is in the same or a similar line of business as the Company, or (ii) are prohibited in (a) the Participant’s Employment agreement with the Company or any subsidiary of the Company, (b) the provisions in the Participant’s Share Award Grant Agreement, or (c) any other agreement entered into between the Company or any subsidiary of the Company with the Participant pursuant to which the Participant is subject to restrictive covenants. “Competed” and “Competing” shall have correlative meanings.

“Confidential Information” shall mean, unless more broadly defined in the Participant’s employment agreement with the Company or any subsidiary, all information regarding the Company or any of its subsidiaries or Affiliates, any activity of any of the Company, its subsidiaries or its Affiliates, the business of any of its Affiliates or any customer or supplier of the Company, its subsidiaries or its Affiliates that is not generally known by the public or to Persons not employed by the Company, its subsidiaries or its Affiliates, including, without limiting the foregoing, information that would not be known to the public but for the actions of or disclosure by, directly or indirectly, the Participant.

“Disability” shall mean with respect to any Participant, unless otherwise defined in the Participant’s Share Award Grant Agreement, a permanent disability as defined in the Company’s or its subsidiaries’ disability plans, or as defined from time to time by the Board, in its sole discretion.

“Eligible Individual” shall mean any of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Product Officer, Chief Operations Officer or Chief Delivery Officer, Chief Revenue Officer and Chairman of the Company, or the person performing the equivalent function of any of the foregoing positions regardless of title.

“Employment” shall mean employment relationship with the Company or any of its subsidiaries and shall include the provision of services as an executive director for the Company or any of its subsidiaries. “Employee” and “Employed” shall have correlative meanings. Employment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is employed by the Company or one of its subsidiaries. If a Participant’s Employment is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless otherwise determined by the Committee or if the Participant transfers Employment to the Company or one of its remaining subsidiaries.

“Fair Market Value” shall mean: (A) the closing price of the Ordinary Shares on the immediately preceding trading day (as reported on the relevant securities exchange) or (B) if not so reported, the average of the closing bid and ask prices on such day as reported on such securities exchange.

“Good Leaver” shall mean with respect to any Participant the termination of his or her Employment by reason of: (a) redundancy, (b) retirement at the earlier of (i) 65 years of age, and (ii) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed, (c) retirement at the earlier of (i) 65 years of age, and (ii) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed, (d) death or Disability by the Participant, or (e) any other reason the Committee may determine in its absolute discretion.

“Leaver” shall mean a termination of the Participant’s Employment for reasons other than those set out in the definitions of Good Leaver and Bad Leaver.

“Ordinary Shares” shall mean ordinary shares in the share capital of the Company.

“Participant” shall mean an Eligible Individual to whom a grant of a Share Award has been made, and, where applicable, shall include Permitted Transferees.

“Performance-Based Restricted Securities” shall have the meaning set forth in Section 4.4.2.

“Permitted Transferee” shall mean a transferee of Restricted Securities (where applicable) from a Participant, having obtained prior written approval from the Committee (unless otherwise specified in the Participant’s Share Award Grant Agreement (where applicable)) and such transfer being in compliance with all applicable tax, securities and other laws for estate planning purposes or as may be necessary to fulfil a domestic relations order.

“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Restricted Securities” shall have the meaning set forth in Section 4.4.

“Restricted Securities Vesting Notice” shall have the meaning set forth in Section 4.5.

“Share Award” shall mean a grant of Ordinary Shares made to any Participant under the Incentive Equity Plan.

“Share Award Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit A, entered into by each Participant and the Company evidencing the grant of each Share Award pursuant to the Incentive Equity Plan, provided the Committee may make such changes to the form of the Share Award Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the Incentive Equity Plan.

“Share Award Grant Date” shall have the meaning set forth in Section 4.2.

“Time-Based Restricted Securities” shall have the meaning set forth in Section 4.4.1.

“Transfer” shall mean any transfer, sale, assignment, hedge, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee” and “Transferor” shall have correlative meanings.

3.	ADMINISTRATION OF THE PLAN

The Board shall have the right to establish the Committee to administer the Incentive Equity Plan under the terms of the Company’s constitution and to grant Share Awards. In addition, the Committee, in its absolute discretion, may delegate its authority to grant Share Awards to an officer or committee of officers of the Company, subject to reasonable limits and guidelines established by the Committee at the time of such delegation and subject to Applicable Law.

3.1.	Powers of the Committee. In addition to the other powers granted to the Committee under the Incentive Equity Plan, the Committee shall have the power, in its absolute discretion, to:

3.1.1.	determine the Eligible Individuals to whom grants of Share Awards shall be made;

3.1.2.	determine the time or times when grants of Share Awards shall be made;

3.1.3.	determine the allocation methodology to be used in respect of calculating the number of Ordinary Shares to be subject to each such grant of Share Awards;

3.1.4.	determine, modify or waive the terms and conditions of any grant of Share Awards;

3.1.5.	prescribe the form and terms and conditions of any instrument evidencing a grant of Share Awards, so long as such terms and conditions are not otherwise inconsistent with the terms of the Incentive Equity Plan;

3.1.6.	adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Incentive Equity Plan;

3.1.7.	construe and interpret the Incentive Equity Plan, such rules and regulations and the instruments evidencing grants of Share Awards;

3.1.8.	reconcile any inconsistency, correct any defect and/or supply any omission in the Incentive Equity Plan or any instrument evidencing any grant of Share Awards; and

3.1.9.	make all other determinations necessary or advisable for the administration of the Incentive Equity Plan and otherwise do all things necessary to carry out the purposes of the Incentive Equity Plan, provided that such powers shall be subject to Applicable Law.

3.2.	Determinations of the Committee. Any grant, determination, prescription or other act of the Committee shall be final and conclusively binding upon all Persons (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the Incentive Equity Plan or any rule, regulation or procedure hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

3.3.	Compliance with Applicable Law; Securities Matters; Effectiveness of Share Award Settlement. The Company shall be under no obligation to effect or procure the registration or effect similar compliance with respect to any applicable securities laws with respect to any awards or Ordinary Shares to be issued or transferred, as the case may be, hereunder. Any issuance or transfer, as the case may be, of Ordinary Shares to a Participant pursuant to the settlement of a Share Award shall only be effective once such Ordinary Shares have been registered in such Participant’s name in the Company’s Register of Members or recorded with the transfer agent or stock plan administrator of the Company for the benefit of the Participant (as the case may be). The Company may, in its sole discretion, defer the issuance or transfer of the Ordinary Shares pursuant to any Share Awards or to help ensure compliance under applicable securities laws and any exemptions therefrom on which the Company may be relying. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the issuance or transfer of the Ordinary Shares pursuant to any Share Award.

3.4.	Inconsistent Terms. In the event of a conflict between the terms of the Incentive Equity Plan and the terms of any Share Award Grant Agreement, the terms of the Incentive Equity Plan shall govern except as otherwise expressly provided herein.

3.5.	Incentive Equity Plan Term. The Committee shall not grant any Share Awards under the Incentive Equity Plan on or after the tenth anniversary of the Effective Date. All Share Awards which remain outstanding after such date shall continue to be governed by the Incentive Equity Plan and the applicable Share Award Grant Agreement(s).

4.	SHARE AWARDS

4.1.	Grant. The Committee may offer to grant Share Awards to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the Incentive Equity Plan is in force, provided that such power shall be subject to Applicable Law. Each Share Award offered pursuant to the Incentive Equity Plan shall be subject to terms and conditions established by the Committee consistent with the Incentive Equity Plan.

4.1.1.	Offer of Grant. An offer to grant Share Awards to the Eligible Individual shall be made by sending to such Eligible Individual a Share Award Grant Agreement confirming the grant of Share Awards.

4.1.2.	Acceptance of Grant. A grant of Share Awards offered to an Eligible Individual pursuant to Section 6.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant Share Award Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such Share Award Grant Date (a) by completing, signing and returning to the Company the Share Award Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by the payment required by the Company or Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the Share Award Grant Agreement in respect of the Share Award as aforesaid, he or she remains eligible to participate in the Incentive Equity Plan in accordance with the terms and conditions set out therein. The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the Share Award Grant Agreement and consideration, acknowledge receipt of the same.

4.1.3.	Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of a Share Award shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

4.1.3.1.	it is not accepted in the manner as provided in Section 4.1.2 within the thirty (30) day period;

4.1.3.2.	the Eligible Individual dies prior to his or her acceptance of the Share Award;

4.1.3.3.	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the Share Award;

4.1.3.4.	the Eligible Individual, being an Employee of the Company, ceases to be in the Employment of the Company for any reason whatsoever prior to his or her acceptance of the Share Award; or

4.1.3.5.	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the Share Award.

4.1.4.	Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of a Share Award made pursuant to Section 4.1 which does not strictly comply with the terms of the Incentive Equity Plan.

4.1.5.	Offer in Contravention of Law and Regulation. In the event that a grant of a Share Award results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

4.2.	Share Award Grant Date. The date of grant of the Share Awards shall be the date designated by the Committee and specified in the Share Award Grant Agreement as of the date the Share Award is granted (the “Share Award Grant Date”).

4.3.	Terms and Conditions. Subject to the specific terms of the Share Award Grant Agreement, each Share Award shall represent an unfunded unsecured promise to pay to the holder thereof a number of Ordinary Shares as set out in the Share Award Grant Agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion, in the Share Award Grant Agreement.

4.4.	Acceptance of Share Awards and Vesting of Restricted Securities. Subject to the terms of the Incentive Equity Plan, Section 5.2 and any conditions specified by the Committee in its sole discretion in the Share Award Grant Agreement, as soon as practicable upon the valid acceptance of the Share Award by the Participant, the Company shall issue or, as the case may be, transfer to the Participant such number of Ordinary Shares as determined in accordance with the Share Award Grant Agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion in the relevant Share Award Grant Agreement (“Restricted Securities”). Ordinary Shares issued by the Company in accordance with this Section 4.4 and the relevant Share Award Grant Agreement shall be issued fully paid as to par value (if applicable) and recorded as such in the Company’s Register of Members. The Share Award Grant Agreement may, but the Committee shall not be required to, provide for conditions upon which the Restricted Securities shall become vested pursuant to this Section 4.4 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion, and upon such vesting, the trading and dealing restrictions shall lapse.

4.4.1.	Time-Based Restricted Securities. The Committee may provide in the Share Award Grant Agreement that part or all of the Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the Incentive Equity Plan are Time-Based Restricted Securities. For the purposes of this plan, “Time-Based Restricted Securities” shall mean such number of Restricted Securities which are subject to time-based vesting conditions as set forth in the Share Award Grant Agreement. Unless the Committee provides otherwise, the vesting of the Time-Based Restricted Securities may be suspended during any leave of absence.

4.4.2.	Performance-Based Restricted Securities. The Committee may provide in the Share Award Grant Agreement that part or all of the Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the Incentive Equity Plan are Performance-Based Restricted Securities. For the purposes of this plan, “Performance-Based Restricted Securities” shall mean such number of Restricted Securities that vest in accordance with the performance conditions set forth in the applicable Share Award Grant Agreement. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance-Based Restricted Securities, which shall be set forth in the Share Award Grant Agreement. In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based Restricted Securities as set forth in the Share Award Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Company’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

4.4.3.	Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the Share Award Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 4.4.4, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based Restricted Securities and/or Performance-Based Restricted Securities shall immediately vest prior to the Change of Control.

4.4.4.	Certain Other Adjustments. In the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such Share Awards exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the settlement of the vested portion of such Share Awards or realization of the Participant’s rights under the vested portion of such Share Award, as applicable; provided that, if the amount that could have been obtained upon the settlement of the vested portion of such Share Awards or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Share Awards may be terminated without payment, (ii) provide that such Share Awards be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion, (iii) replace such Share Awards with other rights or property selected by the Committee in its absolute discretion, (iv) provide that the Share Awards will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding Share Awards as it reasonably determines in good faith are appropriate to avoid distortion in the value of such Share Awards.

4.5.	Vesting Notice. Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the Share Award Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the Restricted Securities, the Committee will notify the Participant of the number of Restricted Securities that have vested via the issue of a vesting notice (the “Restricted Securities Vesting Notice”). The date of the Restricted Securities Vesting Notice will be the date the Restricted Securities vest in the Participant, and no Restricted Securities will vest until the Restricted Securities Vesting Notice has been issued. Upon vesting of some or all of the Restricted Securities, all trading and dealing restrictions as set out in the Incentive Equity Plan and the Share Award Grant Agreement in respect of the relevant Restricted Securities shall lapse and cease to be of effect. For the purposes of this Section 4.5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

4.6.	Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a clawback of the Restricted Securities is otherwise warranted, the Committee may, in its absolute discretion, by written notice to the relevant Participant require that Participant (i) pay to the Company the prevailing after-tax cash value of the Restricted Securities (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to the Company the proceeds (net of tax) arising from an on-market sale of Restricted Securities, within 30 business days of receipt of such notice. For the purposes of clause (a) of this Section4.6, an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where the relevant Restricted Securities, which would not have otherwise vested, vest, or remain capable of vesting as a result of such circumstances. For the purposes of clause (b) of this Section 4.6, such circumstances are limited to (A) fraud or dishonesty on the part of the Participant, (B) bankruptcy of the Participant, or (C) any material misstatement of financial accounts by the Participant.

4.7.	Termination of Employment. Unless otherwise specified in the Share Award Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Employment:

4.7.1.	where the Participant is a Leaver or Bad Leaver, all unvested outstanding Restricted Securities held by such Participant shall be immediately forfeited; and

4.7.2.	where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested Restricted Securities, such retained unvested Restricted Securities to be pro-rated for the portion of the vesting period served at the time of cessation of Employment, and to vest subject to the terms and conditions of the Share Award Grant Agreement to which the Restricted Securities were first granted.

4.8.	Limitation on Transfer. A Share Award granted to a Participant shall be personal to the Participant only and shall not be transferred to any other party other than the Participant’s personal representative on his or her death. Subject to the prior approval of the Committee, the Participant may assign or transfer his or her rights with respect to any or all of the Restricted Securities held by such Participant to a Permitted Transferee. In no event will transfers to a Person that the Committee determines provides services or financial or other support, directly or indirectly, to a competitor of the Company or a subsidiary of the Company be permitted. Unless otherwise determined by the Committee in its absolute discretion, all unvested Restricted Securities issued or transferred, as the case may be, to a Participant shall be subject to dealing and transfer restrictions as set out in the Incentive Equity Plan and Share Award Grant Agreement and which may, at the absolute discretion of the Committee, be enforced by a holding lock as administered by the Company’s share registry, which may require the Participant to hold the relevant Restricted Securities on the issuer sponsored sub-register or in such other manner as allows a holding lock to be applied to the relevant Restricted Securities. For the avoidance of doubt, Sections 4.8 and 4.9 and anything in relation to the dealing and transfer restrictions of unvested Restricted Securities do not apply to Restricted Securities which have vested pursuant to the terms and conditions set out in the Share Award Grant Agreement.

4.9.	Condition Precedent to Transfer of Any Unvested Restricted Securities. It shall be a condition precedent to any Transfer of any unvested Restricted Securities by any Participant that the Transferee shall agree prior to the Transfer in writing with the Company to be bound by the terms of the Incentive Equity Plan and the Share Award Grant Agreement as if he, she or it had been an original signatory thereto, except that any provisions of the Incentive Equity Plan based on the Employment (or termination thereof) shall continue to be based on the Employment (or termination thereof) of the original Participant.

4.10.	Effect of Void Transfers. In the event of any purported Transfer of any Restricted Securities in violation of the provisions of the Incentive Equity Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

4.11.	Forfeiture of Restricted Securities. Where the Committee, in its absolute discretion, has determined that such number of Restricted Securities are to be forfeited in accordance with the provisions of the Incentive Equity Plan and/or the Share Award Grant Agreement, the Participant must execute any document and do anything that the Participant will be required to do to effect such forfeiture under this Incentive Equity Plan. The Committee has the absolute discretion in effecting the forfeiture of such Restricted Securities, including, among others, by way of transfer of Restricted Securities to a third party nominated by the Committee (including a trust), (subject to Applicable Law) a buyback of the Restricted Securities by the Company, a sale on-market by the Participant (with the proceeds delivered to the Company after the transfer price is delivered to the Participant). The transfer price payable to the Participant in consideration for the Participant’s forfeited Restricted Securities shall be determined by the Committee in its reasonable discretion.

5.	MISCELLANEOUS

5.1.	Amendment of Terms of Share Awards. The Committee may, in its sole discretion, amend the Incentive Equity Plan or terms of any Share Award, provided, however, that any such amendment shall not impair or adversely affect the Participants’ existing rights under the Incentive Equity Plan in relation to outstanding grants or such Share Award without such Participant’s written consent, unless the Committee expressly reserved the right to make such amendment at the time the Share Award was granted. For purposes of this Section 5.1, the opinion of the Committee as to whether any amendment would impair or adversely affect the Participants’ existing rights under the Incentive Equity Plan in relation to outstanding grants of Share Awards shall be final, binding and conclusive.

5.2.	No Special Employment Rights. Nothing contained in the Incentive Equity Plan shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of grant.

5.3.	Tax Withholding. The Committee is authorized to withhold from any delivery of Ordinary Shares pursuant to the Incentive Equity Plan or any other payment to a Participant such amounts as are required to be withheld by applicable tax law in connection with any Share Award. Each Participant shall be responsible for the payment of applicable withholding and other taxes in cash that may become due in connection with the grant, exercise or settlement of a Share Award. The Committee may permit a Participant to satisfy such obligation through the delivery of Ordinary Shares to the Company that have a Fair Market Value equal to the amount required to be paid, to the extent that the Committee determines that so satisfying such obligation would not adversely impact the Company’s ability to meet its cash obligations.

5.4.	Coordination with Other Plans. Share Awards under the Incentive Equity Plan may be granted in tandem with, or in satisfaction of or substitution for, other grants under other plans or awards made under other compensatory plans or programs of the Company.

5.5.	Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Company:

Avanseus Holdings Corporation

230 Victoria Street, #15-01/08

Bugis Junction

Singapore 188024

Attention:	Bhargab Mitra
MeiLan Ng
Email:	Bhargab.mitra@avanseus.com
Meilan.ng@avanseus.com

With copies to (which shall not constitute notice):

Eng and Co. LLC

7 Straights View, #11-01

Marina One East Tower

Singapore 018936

Attention:	Rachel Eng (SG)
Andrew Heng (SG)
Email:	Rachel.eng@mail.engandcollc.com
Andrew.heng@mail.engandcollc.com

If to the Participant, to its most recent address shown on records of the Company or their subsidiaries or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.6.	Descriptive Headings. The headings in the Incentive Equity Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

5.7.	Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company, its subsidiaries and the Participants shall be enforceable to the fullest extent permitted by law.

5.8.	Governing Law. The provisions of, and all claims or disputes arising out of or based upon the Incentive Equity Plan or any Share Award Grant Agreement or Share Award or relating to the subject matter hereof or thereof shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction.

5.9.	Limitation of Liability. Notwithstanding anything to the contrary in the Incentive Equity Plan, neither the Company, nor any subsidiary or Affiliate of the Company, nor the Board or the Committee, nor any person acting on behalf of the Company, any subsidiary or Affiliate of the Company, the Board or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of a Share Award under any circumstances for any costs, losses, expenses and damages whatsoever and howsoever arising in any event or by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to the Share Award.

5.10.	Collection, Use and Disclosure of Personal Data. For the purposes of implementing and administering the Incentive Equity Plan, and in order to comply with any Applicable Laws, the Company will collect, use and disclose the personal data of the Participants, as contained in each Share Award Grant Agreement and/or any other notice or communication given or received pursuant to the Incentive Equity Plan, and/or which is otherwise collected from the Participants (or their authorized representatives). By participating in the Incentive Equity Plan, each Participant consents to the collection, use and disclosure of his or her personal data for all such purposes, including disclosure of data to related corporations of the Company and/or third parties who provide services to the Company in any country or jurisdiction, and to the collection, use and further disclosure by such parties for such purposes. Each Participant also warrants that where he or she discloses the personal data of third parties to the Company in connection with the Incentive Equity Plan, he or she has obtained the prior consent of such third parties for the Company to collect, use and disclose their personal data for the abovementioned purposes, in accordance with Applicable Law. Each Participant shall indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Participant’s breach of this warranty.

5.11.	Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore. No person other than the Company or a Participant shall have any right to enforce any provision of the Incentive Equity Plan or any Share Award Grant Agreement and/or Share Award by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

End of Plan.

EXHIBIT A

FORM OF SHARE AWARD GRANT AGREEMENT

THIS AGREEMENT, made as of this ___ day of __________, 20__ between [Avanseus Holdings Corporation], a Cayman Islands exempted company limited by shares, with company registration number 374480 (the “Company”) and (the “Participant”).

WHEREAS, The Company has adopted and maintains the [Avanseus Holdings Corporation] Incentive Equity Plan (the “Incentive Equity Plan”) to promote the interests of the Company by providing the seven most senior officers of the Company with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth, profitability and financial success of the Company, and the Incentive Equity Plan provides for the grant to Participants of Share Awards;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	Grant of Share Awards. Pursuant to, and subject to, the terms and conditions set forth herein and in the Incentive Equity Plan, the Company hereby grants to the Participant a share award (the “Share Award”) with respect to [●] Ordinary Shares. [In consideration for the grant of Share Awards the Participant shall make a payment of [●] to the Company.] The Share Award comprises [(a) Time-Based Restricted Securities of up to [●] Restricted Securities (comprising approximately [●]% of this Share Award), and (b) Performance-Based Restricted Securities of up to [●] Restricted Securities (comprising approximately [●]% of this Share Award), in each case] as determined in Section 5 below.

2.	Grant Date. The Grant Date of the Share Award hereby granted is [●].

3.	Incorporation of Incentive Equity Plan. All terms, conditions and restrictions of the Incentive Equity Plan, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Incentive Equity Plan and this Agreement, the terms and conditions of the Incentive Equity Plan, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the Incentive Equity Plan, in which case the provisions of this Agreement shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Incentive Equity Plan.

4.	Issuance of Restricted Securities. As soon as practicable upon the Participant’s acceptance of the Share Awards, the Participant will receive [●] Ordinary Shares.

5.	Additional Terms of the Restricted Securities.

(a)	In relation to the Time-Based Restricted Securities for up to [●] Restricted Securities: [●]

(b)	In relation to the Performance-Based Restricted Securities for up to [●] Restricted Securities: [●]

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(c)	Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the Restricted Securities, the Committee will notify the Participant of the number of Restricted Securities that have vested via the issue of a vesting notice (the “Restricted Securities Vesting Notice”). The date of the Restricted Securities Vesting Notice will be the date the Restricted Securities vest in the Participant, and no Restricted Securities will vest until the Restricted Securities Vesting Notice has been issued. Upon vesting of some or all of the Restricted Securities, all trading and dealing restrictions as set out in the Incentive Equity Plan and this Agreement in respect of the relevant Restricted Securities shall lapse and cease to be of effect.

For the purposes of this Section 5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

6.	Trading and Dealing Restrictions. The Participant agrees that he or she shall not cause or permit the unvested Restricted Securities or his or her interest in the unvested Restricted Securities to be transferred to any other party other than the Participant’s personal representative on his or her death. Subject to the prior approval of the Committee, the Participant may assign or transfer his or her rights with respect to any or all of the Restricted Securities held by such Participant to a Permitted Transferee. Each Permitted Transferee shall be subject to all the restrictions, obligations and responsibilities which apply to the Participant under the Incentive Equity Plan and this Agreement and shall be entitled to all the rights of the Participant under the Incentive Equity Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Restricted Securities shall vest or forfeit based on the Employment and termination of Employment of the Participant.

7.	Compliance with Trading Moratorium. The Participant agrees that, in respect of any unvested Restricted Securities, notwithstanding anything in this Agreement and/or the Incentive Equity Plan to the contrary, he or she will:

(a)	comply with any Restricted Securities trading moratorium or restriction requirements (including a holding lock) that are necessary, desirable or expedient in connection with the unvested Restricted Securities, as determined by the Committee in its absolute discretion; and

(b)	not pledge, hedge, gift, hypothecate, sell, contract to sell, grant any option or other rights over or otherwise transfer or dispose of, directly or indirectly, any unvested Restricted Securities, options or other securities convertible into or exercisable or exchangeable for Restricted Securities, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Securities.

In the event of any purported Transfer of any Restricted Securities in violation of the provisions of the Incentive Equity Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

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8.	Forfeiture of Restricted Securities. Where the Committee, in its absolute discretion, has determined that such number of Restricted Securities are to be forfeited in accordance with the provisions of this Agreement and/or the Incentive Equity Plan, the Participant agrees that he or she will execute any document and do anything that the Participant will be required to do to effect such forfeiture under the Incentive Equity Plan.

9.	Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

10.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

11.	Restrictive Covenants. In consideration of the Participant’s Employment with the Company and as a condition of the grant of a Share Award pursuant to this Agreement, the Participant makes the following covenants described in this Section 11. Notwithstanding anything in the Incentive Equity Plan or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 11, he or she shall forfeit the Restricted Securities in full (regardless of the extent to which the Restricted Securities are vested at the time of such violation).

(a)	Non-Competition; Non-Solicitation; Confidential Information. In addition to what may otherwise be provided in the Participants’ Employment agreement with the Company or any subsidiary of the Company, the Participant, in consideration of the grant of Share Awards to him or her under the Incentive Equity Plan, undertakes that he or she shall not during the Participant’s Employment and for the 12-month period following the termination of the Participant’s Employment compete by doing or permitting any of the following without the prior written consent of the Company in countries where the Company has a business presence, and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the Incentive Equity Plan and/or any outstanding grant:

(i)	become an employee, director, or independent contractor of, or a consultant to, or perform any services for or on behalf of, any Person engaging in any business activity that competes with the business of the Company or any subsidiary of the Company at such time;

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(ii)	solicit (including any communication of any kind, regardless of by whom it is initiated) or hire or attempt to solicit or hire (x) any customer or supplier of the Company or any subsidiary of the Company in connection with any business activity that then competes with the Company or any subsidiary of the Company or to terminate or alter in a manner adverse to the Company or its Affiliates such customer’s or supplier’s relationship with the Company or its Affiliates, or (y) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment, provided that Participant’s employer’s or business organization’s conducting general advertising for employees shall not in and of itself be a violation of this clause (ii); or

(iii)	at any time during or following Employment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Company in seeking a protective order with respect to such Confidential Information).

(b)	Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) any subsidiaries or Affiliates of the Company, (iii) any employee, officer, shareholder or director of any of the entities described in clauses (i) or (ii), or (iv) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Law.

(c)	Enforceability of Covenants. The Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 11, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defense. The Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude the Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Participant agrees that the Participant’s covenants under this Section 11 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of the Participant’s covenants and obligations under this Section 11. The Participant agrees that any breach of any covenant under this Section 11 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

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(d)	Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the Restricted Securities for no consideration; (iii) in respect of the Restricted Securities (or portion thereof) vested prior to any such breach or subsequent thereto and prior to the forfeiture of the Restricted Securities (or portion thereof) required by this Section 11, payment by the Participant to the Company of an amount equal to the higher of (1) the Fair Market Value of the Restricted Securities, and (2) the per-unit proceeds of any sale of Restricted Securities acquired upon such settlement multiplied by the number of Restricted Securities so sold; and (iv) payment by the Participant to the Company of an amount reimbursing the Company for all attorney’s fees it incurs enforcing its rights hereunder.

12.	Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Incentive Equity Plan. This Agreement, including without limitation the Incentive Equity Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 14, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

15.	Effect on Employment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Share Award.

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16.	Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the Incentive Equity Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Incentive Equity Plan, this Agreement, the Share Award and the Restricted Securities shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the Share Award pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 16 is inaccurate, the grant of the Share Award to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Incentive Equity Plan as of the day and year first written above.

[Avanseus Holdings Corporation]

By:
Name:
Title:

Participant:

Signature:
Name:

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